Exhibit 99.1

RealNetworks completes restructuring plan

SEATTLE—Feb. 8, 2011—Media software and services company RealNetworks®, Inc. (Nasdaq: RNWK) today announced it has completed the restructuring required to create a more efficient and focused company. The restructuring will enable RealNetworks to focus on the company’s core strengths of creating applications and services that simplify the way people connect to and enjoy their media. As a final step in the restructuring efforts, about 130 positions will be eliminated, representing an approximate 10 percent reduction in the company’s workforce.

“Our plan to simplify, restructure and grow is on track,” said Bob Kimball, RealNetworks’ CEO. “While the process of restructuring is always difficult, we made substantial progress in 2010 in simplifying our organization and restructuring to reduce costs. With an efficient foundation in place we are now focused intensely on growing RealNetworks.”

RealNetworks is well-positioned to take advantage of key industry trends including: skyrocketing digital media consumption rates, the proliferation of Internet-connected devices, the use of multiple operating systems by average consumers and the steadily increasing use of social media.

“Real has deep expertise in delivering cross-platform media and vast experience selling directly to consumers with a massive installed base. This, combined with relationships with the biggest mobile operators and OEM’s in the world, puts us in a strong position to deliver the products and services consumers want and need,” Kimball said.

Mr. Kimball emphasized that the company will continue to focus and hire in growth areas, including Software as a Service, media cloud services, socialized games and other emerging products. RealNetworks plans to commercially launch Unifi, its award-winning and first personal media cloud service, in the first half of 2011.

Eliminated positions span most geographies and include positions in engineering, sales, marketing and administration. As a result of the reduction in workforce, RealNetworks will take a restructuring charge of approximately $3 million in the first quarter and anticipates $11 million in annualized cost savings.

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About RealNetworks
Real creates innovative applications and services that make it easy to connect with and enjoy digital media. Real invented the streaming media category in 1995 and continues to connect consumers with their digital media both directly and through partners, aiming to support every network, device, media type and social network. Real’s corporate information is located at http://www.realnetworks.com/about-us

Forward-Looking Statements: This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to Real’s prospects for future growth and the amount of charges and savings from the reduction in workforce. More information about potential risk factors that could affect the Real’s business and financial results is included in Real’s annual report on Form 10-K for the most recent year ended December 31, its quarterly reports on Form 10-Q and, from time to time, in other reports filed by Real with the Securities and Exchange Commission. Actual results may differ materially from the results predicted under different assumptions or conditions. Real assumes no obligation to update any forward-looking statements or information, which are in effect as of their respective dates.

Real, Unifi and RealNetworks are trademarks or registered trademarks of RealNetworks, Inc.

Media Contact:
Tiffany Dunning
tdunning@real.com
206.892.6733

Investor Contact:
Marj Charlier
mcharlier@real.com
206.892.6718